Exhibit 23.1

Certified Public Accountants and Advisors
A PCAOB Registered Firm
713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated March 28, 2024, with respect to our audit of the financial statements of Envirotech Vehicles, Inc. and its Subsidiaries as of December 31, 2023 and 2022, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ BARTON CPA
BARTON CPA
Cypress, Texas

November 1, 2024